Exhibit F-1

                   (LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP)

                                             October 7, 1996


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549


                    Re:  General Public Utilities Corporation
                         Application on Form U-1
                         SEC File No. 70-8877

          Ladies and Gentlemen:

                    We have examined the Application on Form U-1, dated June 24, 1996, under the Public Utility Holding Company Act of
          1935 ("1935 Act"), filed by GPU, Inc. (the "Company"), a Pennsylvania corporation, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8877, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as thus to be amended, is hereinafter referred to as the "Application").

                    The Application  contemplates the issuance and  sale by
          the Company of up to 7,000,000 additional shares of its common stock, par value $2.50 per share (the "Additional Common Stock"). The Company would issue and sell the Additional Common Stock from time to time either through (i) one or more negotiated transactions with one or more underwriters, (ii) one or more selling or placement agents who regularly engage in the sale or placement of such securities pursuant to a selling agency or distribution agreement, (iii) direct sales to institutional or other purchasers through privately negotiated transactions, or
          (iv) any combination of the foregoing.

                    In addition, the Company may sell Additional Common Stock to a selling agent, as principal, for resale to the public either directly or through dealers. It is anticipated that such sales would be made from time to time in one or more market transactions on the floor of the New York Stock Exchange or any regional exchange on which the Company's common stock may be admitted to trading privileges, in block transactions on such exchanges, fixed price offerings off the floor of such exchanges or other such special type offerings or distributions made in accordance with the rules of such exchanges and/or in private placement transactions.

                    We have been counsel to the Company for many years.  In
          such capacity, we are familiar with the affairs of the Company and the transactions that are the subject matter of the Application.







          Securities and Exchange Commission
          October 7, 1996
          Page 2



                    We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2 to the Application.

                    We have assumed that (i) the proposed transactions are carried out on the basis set forth in the Company s related Registration Statement on Form S-3 ( Registration Statement ) under the Securities Act of 1933, as amended (the 1933 Act ) and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (ii) the Commission shall have issued an order declaring effective the Registration Statement under the 1933 Act, and (iii) the sale of the Additional Common Stock does not violate Section 12(f) of the 1935 Act or Rule 70 thereunder.

                    Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith granting the
          Application:

                    (a)  all   State  laws   applicable  to   the  proposed
          transactions will have been complied with,

                    (b)  the Company is validly organized and existing, and

                    (c) the Additional Common Stock to be issued and sold in accordance with the Application, when properly issued, delivered and paid for, will be legally issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,


                                        BERLACK, ISRAELS & LIBERMAN LLP